EXHIBIT 15.1
The Board of Directors and Stockholders
FedEx Corporation
We are aware of the incorporation by reference in the Registration Statements (Form S-8 Nos. 33-55055, 333-03443, 333-45037, 333-71065, 333-34934, 333-55266, 333-100572, 333-111399, 333-121418, 333-130619, 333-15633 and Form S-3 No. 333-160953) of FedEx Corporation and in the related Prospectuses, of our report dated December 17, 2010, relating to the unaudited condensed consolidated interim financial statements of FedEx Corporation that are included in its Form 10-Q for the quarter ended November 30, 2010.
/s/ Ernst & Young LLP
Memphis, Tennessee
December 17, 2010